                                                                      EXHIBIT 12

                          PATINA OIL & GAS CORPORATION
                      COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (UNAUDITED)

                                                   Year Ended December 31,
                                         --------------------------------------------
                                          1992     1993     1994     1995      1996
                                         -------  -------  ------  ---------  -------
                                            (dollars in thousands, except ratios)
Net income (loss) before taxes           $10,574  $20,831  $4,539   $(3,222)  $ 3,168
Interest expense                           1,771    2,362   3,869     5,409    14,275
                                         -------  -------  ------   -------   -------
     Earnings before fixed charges       $12,345  $23,193  $8,408   $ 2,187   $17,443
                                         =======  =======  ======   =======   =======

Preferred dividends                            -        -       -         -   $ 2,129
Ratio of pretax income to net income        1.54     1.54    1.54      1.54      0.89
                                         -------  -------  ------   -------   -------
Preferred dividend factor                      -        -       -         -   $ 1,895

Fixed charges:
Interest expense                           1,771    2,362   3,869     5,409    14,275
Preferred dividend factor                      -        -       -         -     1,895
                                         -------  -------  ------   -------   -------
     Total fixed charges and
        Preferred dividend               $ 1,771  $ 2,362  $3,869   $ 5,409   $16,170
                                         =======  =======  ======   =======   =======

Ratio of earnings to combined fixed
      charges and preferred dividends       6.97     9.82    2.17      0.40      1.08
                                         =======  =======  ======   =======   =======
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